Exhibit 5.1

November 10, 2026

AMETEK, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312

RE:	AMETEK, Inc.’s Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AMETEK, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale from time to time, in one or more offerings of any or all of the following: (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) shares of one or more series of the Company’s preferred stock, par value $0.01 (the “Preferred Stock”); (iii) depositary shares representing a fractional interest in Preferred Stock (the “Depositary Shares”); (iv) one or more series of the Company’s debt securities (the “Debt Securities”); and (v) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities or any combination thereof (the “Warrants”).

In connection with this opinion letter, we have examined the Registration Statement, the proposed form of the Indenture (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), pursuant to which the Debt Securities are to be issued from time to time, originals, or copies certified or otherwise identified to our satisfaction of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, and certain resolutions of the Company’s Board of Directors (the “Board”) and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that:

1.	The shares of Common Stock have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius llp

2222 Market Street Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001

AMETEK, Inc.

November 10, 2026

2.	The shares of Preferred Stock have been duly authorized by the Company and, (a) when, if applicable, the Preferred Stock to be issued has been fixed in the Amended and Restated Certificate of Incorporation by the Board by appropriate corporate action, and (b) when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

3.	When (a) a depositary agreement relating to the Depositary Shares (the “Depositary Agreement”) has been duly authorized and validly executed and delivered by the Company and each other party thereto, (b) the underlying Preferred Stock for the Depositary Shares has been fixed in the Amended and Restated Certificate of Incorporation by the Board by appropriate corporate action, (c) the Depositary Shares have been issued and delivered in accordance with the Depositary Agreement and (d) the depositary receipts evidencing the Depositary Shares, when issued and sold by the Company and delivered by the Company by the appropriate corporate action and against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Depositary Shares will be validly issued and entitle the holders thereof to the rights specified in the Depositary Agreement and in the applicable depositary receipts.

4.	When the Debt Securities are executed by the Company as provided in the Indenture, and the Debt Securities are duly authenticated by the Trustee and delivered by the Company against receipt of the purchase price therefor as described in the Registration Statement, the Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

5.	When (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each other party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered by the Company in accordance with the related Warrant Agreement against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Warrants will be legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed in paragraphs 3 through 5 are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction. Although the Securities may be issued from time to time on a delayed or continuous basis, the opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP